Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-279677, 333-268719, 333-268355, 333-267400, 333-257346, 333-238808, 333-232085, 333-218091 and 333-100458 on Form S-8 and Registration Statement Nos. 333‐284018 and 333-280228 on Form S‐3 of our reports dated February 25, 2026, relating to the financial statements of Red Robin Gourmet Burgers, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 28, 2025.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 25, 2026